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                                                                   EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
(DOLLARS IN THOUSANDS)

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   Year ended December 31,                                     1998          1997         1996         1995        1994
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
EARNINGS:
     Net income from operations before tax                   $ 25,636       25,855       21,243       17,337       15,734
     Applicable income taxes                                   15,592       15,730       13,351       10,844        9,861
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     Income before taxes                                       41,228       41,585       34,594       28,181       25,595

     Fixed charges:
         Interest expense excluding interest on deposits        6,381        8,060        3,389        2,488        1,391
         Portion of rents representative of interest              453          472          492          829          866
         Preferred stock dividends including
              pre-tax effect                                     --          2,004          589         --           --
         Amortization of trust preferred securities
              issuance costs                                       93           14         --           --           --
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     Fixed charges excluding interest on deposits               6,927       10,550        4,470        3,317        2,257
         Interest on deposits                                  75,271       64,603       46,630       39,458       27,060
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     Fixed charges including interest on deposits            $ 82,198       75,153       51,100       42,775       29,317
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     Earnings excluding interest on deposits                 $ 48,155       52,135       39,064       31,498       27,852
     Earnings including interest on deposits                  123,426      116,738       85,694       70,956       54,912
     Fixed charges excluding interest on deposits               6,927       10,550        4,470        3,317        2,257
     Fixed charges including interest on deposits              82,198       75,153       51,100       42,775       29,317

RATIO OF EARNINGS TO FIXED CHARGES:
     Excluding interest on deposits                             6.95x        4.94x        8.74x        9.50x      12.34xx
     Including interest on deposits                             1.50x        1.55x        1.68x        1.66x       1.87xx
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

(1) For purposes of computing the ratio of earnings to fixed charges, earnings represents income before income taxes and fixed charges. Fixed charges represent interest expense and preferred stock dividends, which dividends commenced in October 1996 and concluded in October 1997. Deposits include interest-bearing deposits and repurchase agreements. Without including preferred stock dividends in fixed charges and excluding interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 5.87x and 9.91x, respectively. Without including preferred stock dividends in fixed charges and including interest on deposits, the ratio of earnings to fixed charges for the years ended December 31, 1997 and 1996 were 1.57x and 1.68x, respectively

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